Exhibit 99.1

NEWS RELEASE

Media Contact:	Trinity Contact:
Nancy Farrar Farrar Public Relations (817)937-1557	Neil Shoop Treasurer (214)589-8561

FOR IMMEDIATE RELEASE

Trinity Industries Announces Succession Process Begins for CFO and EVP

DALLAS, TEXAS – December 14, 2004 — Trinity Industries, Inc., (NYSE:TRN) announced today that John L. Adams, executive vice president, and Jim S. Ivy, senior vice president and CFO, will begin a gradual transition towards retirement in 2008. They will be succeeded by William A. McWhirter and Chas Michel, who will assume the roles of vice president and chief financial officer and vice president and chief accounting officer, respectively. It is planned for these changes to be effective for Mr. Ivy in March of 2005 and for Mr. Adams in June of 2005 at which time Ivy will serve as special assistant to the chief executive officer and Adams will be named vice chairman. Both Jim Ivy and John Adams will report directly to Timothy R. Wallace, chairman, president and chief executive officer.

“We believe these executive changes, part of our longstanding succession plan, will positively impact the performance of our company. John Adams and Jim Ivy will assist us with several special projects in their new roles. We expect the transition to be seamless since John and Jim will remain involved,” said Wallace. “Bill and Chas are both very talented and their abilities complement my skills. Bill’s significant experience in operations, acquisitions and strategic planning, coupled with Chas’ in depth financial and accounting expertise will serve us well.”

“By having John and Jim continue to assist us, we expect to be able to dedicate more time communicating with the investment community. They will also be working on a variety of other special projects, including various types of business development. Their contributions will strengthen our ability to continue to grow our business.”

As CFO, McWhirter will focus on financial planning and control, operational oversight and other administrative management functions. Michel will focus on accounting-related issues, banking relations and credit-related functions.

McWhirter, 40, joined Trinity in 1985 and held various accounting-related positions until 1992, when he was named vice president-accounting for Trinity’s Concrete and Aggregates business. In 1999 he was elected to a corporate position in Trinity as vice-president for mergers and acquisitions. In 2001, he was named executive vice president of Trinity’s Construction Products Group. McWhirter received an undergraduate degree in finance from the University of Texas at Arlington in 1986 and his CPA license in 1991.

Michel, 51, joined Trinity in 2001 as corporate controller after working 16 years in public accounting with KPMG Peat Marwick (the last six years as a partner) and ten years in the restaurant industry serving as a chief financial officer. Michel received an undergraduate degree in accounting from Texas Tech University in 1975 and his CPA license in 1978.

Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation’s leading diversified industrial companies. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Industrial Products Group. Trinity’s web site may be accessed at http://www.trin.net.

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